UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 16, 2008

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51354	84-0925128
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Offices)

(408) 213-0940
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Note and Warrant Purchase Agreement with Third Eye Capital ABL Opportunities Fund

On May 16, 2008, Third Eye Capital ABL Opportunities Fund purchased $5 million of our 10% Senior Secured Notes and 250,000 warrants exercisable for shares of our common stock. The Notes are due in one year, on May 15, 2009, and are governed by a Note and Warrant Purchase Agreement.

See the disclosure under Item 2.03, which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation

On May 16, 2008, Third Eye Capital ABL Opportunities Fund (“Purchaser”) purchased a total of $5 million of our 10% Senior Secured Notes and warrants exercisable for 250,000 shares of common stock at an exercise price of $3.00 per share. Senior Secured Notes are secured by first-lien deeds of trust on real property located in Nebraska and Illinois and by a first priority security interest in the equipment located in Montana. Interest on the Senior Secured Notes accrues on the unpaid principal balance and is payable on the first business day of each quarter beginning on June 1, 2008. We may prepay all or any portion of the outstanding principal amount of the Senior Secured Notes at any time. The Notes mature on May 15, 2009, and at that time the outstanding principal amount of the Senior Secured Notes together with all accrued and unpaid interest thereon will become due.

The Purchaser may accelerate the unpaid principal amount of the Senior Secured Notes, together with accrued and unpaid interest, upon the occurrence of certain Events of Default (as defined in the Note and Warrant Purchase Agreement), and the Purchaser may exercise remedies provided for in each of the deeds of trust and security agreement securing the Senior Secured Notes during the continuance of an Event of Default.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 $5 million Note and Warrant Purchase Agreement dated May 16, 2008 among Third Eye Capital Corporation, as Agent; the Purchasers; and AE Biofuels, Inc., including the form of Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.

Date: May 20, 2008	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer and Chairman of the Board

/s/ William J. Maender
William J. Maender
Chief Financial Officer